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For Immediate Release                                               EXHIBIT 99.1


                 Patterson Dental Announces 2 for 1 Stock Split


June 13, 2000 - St. Paul, MN - Patterson Dental Company (Nasdaq NMS: PDCO) today announced that its board of directors has approved a 2-for-1 stock split to be effected in the form of a 100% stock dividend payable July 14, 2000 to shareholders of record June 30, 2000. The company will have approximately 67 million shares outstanding after the stock split.

"The board of directors shares management's confidence in Patterson's long-term growth opportunity, which has been reflected in the strength of our earnings and share valuation," commented Peter L. Frechette, president and chief executive officer. "While many institutional investors own shares of Patterson, it is our goal to keep the round lot price of Patterson Dental stock within a comfortable range for individual investors as well."

Patterson Dental Company is one of the largest distributors of dental products in North America. The Company, which functions as a full-service, value-added supplier to dentists, dental laboratories, institutions, physicians and other healthcare providers, provides: consumable products (including x-ray film, restorative materials, hand instruments and sterilization products); advanced technology dental equipment; practice management software; office forms and stationery; and equipment and related dental services. Patterson Dental markets its products and services through more than 1,000 sales representatives and equipment specialists in the United States and Canada.

                                      # # #

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and may be affected by risks and uncertainties which are inherent in the Company's business and beyond the ability of the Company to control. Such risks and uncertainties could cause actual results to differ materially from those anticipated. Accordingly, these forward-looking statements are qualified in their entirety by the cautionary language contained in the Company's filings with the Securities and Exchange Commission.

For further information on Patterson Dental, visit our web site at www.pattersondental.com. You can also receive information free of charge via fax by dialing 1-800-PRO-INFO and entering the number 207.

For additional information contact:
-----------------------------------
R. Stephen Armstrong
Executive Vice President and CEO
651-686-1600

Richard G. Cinquina
Equity Market Partners
612-338-0810